UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date Earliest Event Reported): October 27, 2023
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TransUnion

(Exact name of registrant as specified in its charter)
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Delaware	001-37470	61-1678417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 West Adams Street,	Chicago,	Illinois	60661
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (312) 985-2000
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Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐    Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐    Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	TRU	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On October 27, 2023, TransUnion Intermediate Holdings, Inc. (“Holdings”), Trans Union LLC (the “Borrower”), certain wholly-owned subsidiaries of TransUnion, Deutsche Bank AG New York Branch, as the administrative agent and the collateral agent, and the lenders party thereto entered into Amendment No. 21 (the “Amendment”) to the Third Amended and Restated Credit Agreement, dated as of August 9, 2017 (as amended, amended and restated, supplemented and/or otherwise modified from time to time, including pursuant to Amendment No. 14, dated as of May 2, 2018, Amendment No. 15, dated as of June 19, 2018, Amendment No. 16, dated as of June 29, 2018, Amendment No. 17, dated as of November 15, 2019, Amendment No. 18, dated as of December 10, 2019, Amendment No. 19, dated as of December 1, 2021, Amendment No. 20, dated as of May 15, 2023, and the Amendment, collectively, the “Credit Agreement”). Capitalized terms used and not otherwise defined herein have the respective meanings given such terms in the Credit Agreement.
Pursuant to the Amendment, the Credit Agreement was amended to, among other things: (1) refinance in full the existing revolving credit facility with a new tranche of revolving credit commitments in an aggregate principal amount of $600,000,000 (the “New Revolving Credit Commitments” and, any loans made pursuant thereto, the “New Revolving Credit Loans”), a $300,000,000 increase from the revolving credit commitments available immediately prior to the effectiveness of the Amendment; and (2) provide for new term loans in an aggregate principal amount of $1,300,000,000 (the “2023 Refinancing Term A-4 Loans”). In addition, all of the obligations under the Loan Documents were reaffirmed in all respects.
The proceeds of the 2023 Refinancing Term A-4 Loans were used to (1) refinance in full the Borrower’s outstanding 2019 Replacement Term A-3 Loans, and (2) prepay a portion of the 2021 Incremental Term B-6 Loans in an aggregate principal amount equal to $300,000,000, together with accrued interest, fees and expenses incurred in connection therewith. The New Revolving Credit Loans and the 2023 Refinancing Term A-4 Loans rank equal in right of payment and equal in right of security with the 2021 Incremental Term B-6 Loans and the 2019 Replacement Term B-5 Loans.
Holdings and its direct and indirect wholly-owned subsidiaries party to the Credit Agreement and ancillary agreements and documents (other than the Borrower) continue to provide an unconditional guaranty of all amounts owing under the Credit Agreement. With certain exceptions, the obligations are secured by a first-priority security interest in substantially all of the assets of the Borrower, Holdings and the other guarantors, including their investments in subsidiaries. The Credit Agreement contains various restrictions and nonfinancial covenants, including restrictions on dividends, investments, dispositions, future borrowings and other specified payments, which were unchanged by the Amendment.
The Borrower is required to make quarterly amortization payments on the 2023 Refinancing Term A-4 Loans in an amount equal to $8,125,000 per quarter for first eight quarters ended after January 1, 2024 and $16,250,000 for each quarter ended thereafter. The New Revolving Credit Loans and the 2023 Refinancing Term A-4 Loans will mature, and the New Revolving Credit Commitments will terminate, on October 27, 2028 (subject to a springing maturity date to 91 days before the maturity date of certain other indebtedness of the Borrower if $250,000,000 of such indebtedness remains outstanding 91 days before the scheduled maturity thereof).
The interest rates on the 2023 Refinancing Term A-4 Loans and New Revolving Credit Loans are based, at the Borrower’s election, on (1) customary benchmark rates, in each case subject to a 0.00% floor, plus an applicable margin that ranges from 1.25% to 2.00% or (2) an alternate base rate plus an applicable margin that ranges from 0.25% to 1.00%. Additionally, New Revolving Credit Loans and 2023 Refinancing Term A-4 Loans that accrue interest based on the secured overnight financing rate (SOFR) are subject to a 0.10% credit spread adjustment.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
104	Cover page Interactive Data File (embedded within the inline XBRL file).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

TRANSUNION

Date: October 27, 2023	By:	/s/ Todd M. Cello
	Name:	Todd M. Cello
	Title:	Executive Vice President, Chief Financial Officer